Exhibit 99.1

GeoMet Announces Plan to Divest Alabama Producing Properties

Houston, Texas — February 26, 2013 - GeoMet, Inc. (OTCQB: GMET NASDAQ: GMETP) (the “Company”) announced today that it has engaged Lantana Oil & Gas Partners, a Houston based divestiture firm, to market all of the Company’s coal bed methane interests located in the state of Alabama.  The Company has non-operating interests in 1,058 wells located in the Black Warrior Basin.  All of these wells have royalty and/or overriding royalty interests and additionally 498 of these wells include a 15% working interest. The Company also has a 100% working interest and operates 252 wells in the Cahaba Basin.  All of these properties are characterized by long lives and shallow production decline curves.

The interests in these properties represented 30% of the Company’s net daily sales of natural gas and 38% of operating income during the twelve months ending December 31, 2012. At December 31, 2012, using Securities and Exchange Commission guidelines, the interests in these wells represented approximately 31% of the Company’s proved reserves and 38% of the PV10.

If we sell these properties, net proceeds from the sale of these properties will be used to reduce the Company’s borrowings under its bank credit agreement.

About GeoMet, Inc.

GeoMet, Inc. is primarily engaged in the exploration for and development and production of natural gas from coal seams (“coalbed methane”). Our principal operations and producing properties are located in the Cahaba and Black Warrior Basins in Alabama and the Central Appalachian Basin in Virginia and West Virginia. We also control additional coalbed methane and oil and gas development rights, principally in Alabama, Virginia, and West Virginia.

Forward-Looking Statements Notice

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The possible sale of any, or all, of the Company’s CBM is a forward looking statement. Except for statements of historical facts, all statements included in the document, including those preceded by, followed by or that otherwise include the words “believe,” “expects,” “anticipates,” “intends,” “estimates,” “projects,” “target,” “goal,” “plans,” “objective,” “should” or similar expressions or variations on such words are forward-looking statements.  These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are the volatility of future natural gas prices, our ability to maintain production levels, increases in operating costs, environmental and other regulations, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports the Company has filed with the SEC. GeoMet undertakes no duty to update or revise these forward-looking statements.

For more information please contact Stephen M. Smith at (713) 287-2251 (ssmith@geometcbm.com), or visit our website at www.geometinc.com.